Exhibit 99.2

Resignation Letter of David DeWalt, dated May 15, 2013

Dear Andy and Sayed,

With deep regret, as I communicated to the Board yesterday, I must tender my resignation as Chairman of the Board of Polycom effective May 16, 2013 due to an unavoidable, auditor independence conflict as a result of my affiliation with another company.

As a board member for the past 8 years, I watched Polycom grow into one of the leaders in the high tech industry. Moreover, over the past 3 years, I watched Polycom become the undisputed leader in unified communications & collaboration.

Under the current leadership, we have transformed an industry. I am certain we will continue to do so as our strategy is very sound. Most importantly, Polycom will lead the industry as we roll out our next generation technology.

I am highly supportive of the management team, and I remain available for consultation whenever called upon.

Regards,

Dave